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                                                                  EXHIBIT 12 (b)

                          LONG ISLAND LIGHTING COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (In thousands of Dollars)


                                                                 For the Year Ended December 31,
                                        --------------------------------------------------------------------------
                                           1993            1992            1991            1990           1989
                                        -----------     -----------     -----------     -----------    -----------
Net Income/(Loss)
   per Statement of Income                 $296,563        $301,974        $305,538        $319,637 a     ($95,803)

Less:
   Equity in earnings/loss of less
     than 50% owned subsidiary
     companies                                 (731)           (470)             87              86             80

Add:
   Distributed income of less
     than 50% owned subsidiary
     companies                                   58              87              58              58             58
                                        -----------     -----------     -----------     -----------    -----------
                                            297,352         302,531         305,509         319,609        (95,825)

Add:
   Federal income tax                       172,276         160,962         181,653         183,281     (1,037,412)

   Appropriate portion of rentals             4,552           3,504           2,751           2,343          2,730

   Interest on long term-debt               466,538         450,621         472,974         467,700        453,267

   Amortization of debt discount,
     expense and premium                     52,863          41,950          30,186          24,231         14,743

   Other interest                            14,671          20,276          20,656          16,379         17,040
                                        -----------     -----------     -----------     -----------    -----------
  NET INCOME/(LOSS) AS ADJUSTED          $1,008,252        $979,844      $1,013,729      $1,013,543 a    ($645,457)
                                        ===========     ===========     ===========     ===========    ===========
Fixed Charges:

   Appropriate portion of rentals            $4,552          $3,504          $2,751          $2,343         $2,730

   Interest on long term-debt               466,538         450,621         472,974         467,700        453,267

   Amortization of debt discount,
     expense and premium                     52,863          41,950          30,186          24,231         14,743

   Other interest                            14,671          20,276          20,656          16,379         17,040

   Preferred stock dividend
     requirements                            56,108          63,954          66,394          68,161         79,232

   Tax effect for preferred stock
     dividend requirements                   32,600          34,090          39,481          39,078         40,816
                                        -----------     -----------     -----------     -----------    -----------
           Total                           $627,332        $614,395        $632,442        $617,892       $607,828
                                        ===========     ===========     ===========     ===========    ===========
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                             1.61            1.59            1.60            1.64           b

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 a     Before cumulative effect of accounting change for unbilled gas revenue.

 b For the year ended December 31, 1989 earnings were inadequate to cover combined fixed charges and preferred stock dividends. To attain a one-to-one coverage, earnings were deficient by approximately $1.3 billion, primarily due to discontinuence of accruing AFC and the loss recorded in June 1989 resulting from the effectiveness of the 1989 Settlement and the approval of the Class Settlement.